92083-P2 12/23

Filed pursuant to Rule 424(b)(3)
Registration No. 333-264548

CLARION PARTNERS REAL ESTATE INCOME FUND INC.

SUPPLEMENT DATED DECEMBER 15, 2023 TO

THE PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION

DATED APRIL 28, 2023

Effective December 15, 2023, the following changes are made to the Fund’s Prospectus and Statement of Additional Information (“SAI”):

Portfolio Management Update

I.	Effective December 15, 2023, the section entitled “Management of the Fund – Investment Team” in the Fund’s Prospectus is deleted in its entirety and replaced with the following:

Investment Team

Set forth below is information regarding the team of professionals at Clarion Partners and Western Asset primarily responsible for overseeing the day-to-day operations of the Fund.

Clarion Partners is responsible for the day-to-day portfolio management of the Fund (including Private CRE), subject to the supervision and direction of the Board and Franklin Templeton Fund Adviser, LLC (formerly known as Legg Mason Partners Fund Advisor, LLC) (“FTFA”). Clarion Partners utilizes a team approach, with decisions derived from interaction among various investment management sector specialists. Under this team approach, management of the Fund’s portfolio will reflect a consensus of interdisciplinary views.

Western Asset has day-to-day responsibility for managing the portion of the Fund’s Publicly Traded Real Estate Securities investments that Clarion Partners allocates to Western Asset, subject to the supervision of the Board, FTFA and Clarion Partners.

Portfolio Managers

Name, Address and Title	Principal Occupation(s) During Past 5 Years

Clarion Partners Portfolio Managers
Richard Schaupp	Responsible for the day-to-day management with other members of the Fund’s portfolio management team; Managing Director of Clarion Partners; has been employed more than 5 years with Clarion Partners.
Janet Souk	Responsible for the day-to-day management with other members of the Fund’s portfolio management team; Managing Director of Clarion Partners; has been employed since 2019 with Clarion Partners; prior to Clarion Partners, she was Project/Asset Manager with Greenoak/Mosser from 2017 to 2019.
Brian Watkins	Responsible for the day-to-day management with other members of the Fund’s portfolio management team; Managing Director of Clarion Partners; has been employed more than 5 years with Clarion Partners.
Janis Mandarino	Responsible for the day-to-day management with other members of the Fund’s portfolio management team; Senior Vice President of Clarion Partners; has been employed more than 5 years with Clarion Partners.
Brent Jenkins	Responsible for the day-to-day management with other members of the Fund’s portfolio management team; Managing Director of Clarion Partners; joined Clarion Partners in 2023; prior to Clarion Partners, he was Senior Vice President, Portfolio Management with PIMCO from 2014 to 2023.

Name, Address and Title	Principal Occupation(s) During Past 5 Years

Western Asset Portfolio Managers
S. Kenneth Leech	Responsible for the day-to-day management with other members of the Fund’s portfolio management team; Chief Investment Officer of Western Asset for more than 5 years.
Greg E. Handler	Responsible for the day-to-day management with other members of the Fund’s portfolio management team; research analyst/portfolio manager at Western Asset for more than 5 years.

Additional information about the portfolio managers’ compensation, other accounts managed by them and other information is provided in the SAI.

Clarion Partners Investment Committee

Clarion Partners has Investment Committees (Equity, Debt and Portfolio Allocation) for Private CRE Investments. Each committee is comprised of seasoned real estate professionals with an average of over 30 years of real estate investment experience. The relevant Investment Committee will oversee the investment process, review and approve each potential Private CRE investment and disposition as well as determine allocations to Western Asset.

Capitalized terms not defined herein have the meanings assigned to them in the Prospectus.

II.	Effective December 15, 2023, the following changes are made to the Fund’s SAI.

a) In the section entitled “Portfolio Managers – Clarion Partners Portfolio Managers” in the Fund’s SAI, the following portfolio manager is added:

Portfolio Managers	Type of Account	Number of Accounts Managed	Total Assets Managed (Billions) ($)	Number of Accounts Managed for which Advisory Fee is Performance- Based	Assets Managed for which Advisory Fee is Performance- Based (Billions) ($)
Brent Jenkins*	Other Registered Investment Companies	None	None	None	None
	Other Pooled Investment Vehicles	None	None	None	None
	Other Accounts	None	None	None	None

*	The information is as of December 15, 2023 and does not reflect the Fund.

b) In the section entitled “Portfolio Managers – Securities Ownership of Portfolio Managers” in the Fund’s SAI, the following portfolio manager is added:

Brent Jenkins*                E

*	The information is as of December 15, 2023.

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